EXHIBIT 99.1


           AIR METHODS
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                                              The #1 Airborne Healthcare Company

                       AIR METHODS REPORTS 3Q2005 RESULTS
    Company Earns $0.50 of Basic EPS, Revenue Increases 31% to $90.5 Million

DENVER, CO., November 9, 2005 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended September 30, 2005. Revenue increased 31% to $90.5 million from $68.9 million in the year-ago quarter. For the nine-month period, revenue increased 20% to $246.7 million, up from $204.8 million in the prior-year nine-month period.

For the quarter, net income increased over 2.7 times to $5.5 million ($0.50 per basic and $0.47 per diluted share) as compared with prior-year quarter net income of $1.5 million ($0.13 per basic and diluted share). Net income for the nine-month period was $8.4 million ($0.76 per basic and $0.72 per diluted share) compared to $12.0 million ($1.11 per basic and $1.06 per diluted share) for the prior-year nine-month period. The current year nine-month period includes a loss on early extinguishment of debt of $3.1 million before the effect of income taxes. Net of income taxes, this loss reduced nine-month net income by $1.9 million, or $0.17 per basic share. The prior-year nine-month period results include a first quarter increase to net income of $8.6 million, or $0.79 per basic and $0.76 per diluted share, from the cumulative effect of a change in accounting principle, net of tax effect. Income before cumulative effect of change in accounting principle was $3.4 million, or $0.32 per basic and $0.30 per diluted share, for the prior-year nine-month period.

Third Quarter Highlights

Community-Based Operations: Revenue from community-based operations increased 42% to $61.8 million, and segment net income increased nearly two-fold to $7.7 million during the third quarter, as compared with $2.7 million in the prior-year quarter. The increase in segment net income was primarily attributed to increases in net revenue after bad debt expense per transport, which increased from $4,339 in the prior-year quarter to $5,072 in the current quarter. The increase in net reimbursement was attributed to price increases and improved billing and collection processes. Community-based transports completed during the third quarter were 8,733 as compared with 8,018 in the prior-year quarter. Community-based transports for bases in operation greater than one year (Same-Base Transports) increased by 251, or 3%, while weather cancellations for bases in operation greater than one year increased by 354, or 27%, from the prior-year quarter. Improvement in segment net income was also attributed to a decrease in maintenance expense per flight hour as compared with the prior year quarter. Even with flight hours increasing by 18%, maintenance expense was relatively unchanged at $5.4 million, as compared with the prior-year quarter. This decrease in maintenance expense per flight hour was attributed, in part, to fewer engine overhaul events, deployment of new aircraft with lower per hour costs, and redeployment of older aircraft with higher per hour costs into lower use environments.

Hospital-Based Operations: Revenue from hospital-based operations increased by 12% to $26.3 million and segment net income increased over 2.4 times to $3.1 million during the third quarter as compared with $0.9 million in the prior-year quarter. The increase in revenue is primarily attributed to the expansion of eight existing contracts either during or subsequent to the third quarter of 2004 and from annual price increases. The increase in segment net income is primarily attributed to decreases in maintenance expenses relative to revenue flight hours. Divisional maintenance expense decreased by approximately 11% to $7.2 million, while divisional revenue flight hours increased by about 11%. This decrease in maintenance expense was attributed to the same factors as those stated above within the community-based operations. The division also benefited from net contribution earned on $2.1 million in incremental quarterly revenue from new operating bases begun either during or subsequent to the prior-year third quarter.

Products Division: Revenue, including revenue generated from internal projects, increased 7% to $3.9 million, while segment net income decreased by 37% to $0.8 million during the third quarter as compared with the prior-year quarter.
Segment net income did not increase in proportion to revenue growth due to changes in product mix which reduced the overall margin percentage.

Aaron Todd, Chief Executive Officer, stated, "We are pleased that our third quarter financial results reflect a continuation of the strong performance experienced during the second quarter of this year. Reimbursement rates for community-based operations have remained healthy, while related Same-Base Transport flight volumes have shown growth, despite increases in weather cancellations. The overall decrease in maintenance expense, even with growth in flight volume, confirms that our fleet rejuvenation initiatives are helping to moderate our maintenance expenditures. We also have continued to benefit from reduced interest expense attributed to the refinancing of our subordinated debt during the second quarter. We will continue to see this benefit over the next three quarters, as well."

"We are also happy to report that our fourth quarter has begun with healthy flight volume in October. Same-Base Transports for community-based operations during the month were 7% or 165 transports higher than October 2004, while weather-related flight cancellations decreased by 33% or 285 transports over the prior-year month, " said Todd.

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 1229552, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation  and  medical  services.  The  Air  Medical Services
Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features approximately 190 helicopters and fixed wing aircraft.



                                      AIRM
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                                     NASDAQ
                                     LISTED


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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at The RCG Group, at (602) 889-9700. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                       ---FINANCIAL STATEMENTS ATTACHED---


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
                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                                                      December 31,
                                              September 30, 2005         2004
                                              -------------------  -------------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $             3,066                2,603
Trade receivables, net                                     80,237               63,178
Other current assets                                       18,074               25,222
                                              -------------------  -------------------

Total current assets                                      101,377               91,003

Net equipment and leasehold improvements                   92,718               96,752
Other assets, net                                          15,978               16,968
                                              -------------------  -------------------

Total assets                                  $           210,073              204,723
                                              ===================  ===================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $            11,894               11,556
Accounts payable, accrued expenses and other               28,832               30,598
                                              -------------------  -------------------

Total current liabilities                                  40,726               42,154

Long-term indebtedness                                     60,346               72,942
Other non-current liabilities                              27,333               16,548
                                              -------------------  -------------------

Total liabilities                                         128,405              131,644

Total stockholders' equity                                 81,668               73,079
                                              -------------------  -------------------

Total liabilities and stockholders' equity    $           210,073              204,723
                                              ===================  ===================
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
                                       AIR METHODS CORPORATION AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Amounts in thousands, except share and per share amounts)

                                                                      Three Months Ended         Nine Months Ended
                                                                         September 30,             September 30,
                                                                   -------------------------  ------------------------
                                                                       2005         2004         2005         2004
                                                                   -------------------------  ------------------------
Revenue:
Flight operations                                                  $    88,094       66,958      240,917      199,396
Product operations                                                       2,444        1,991        5,809        5,442
                                                                   -------------------------  ------------------------
Total revenue                                                           90,538       68,949      246,726      204,838
                                                                   -------------------------  ------------------------

Expenses:
Operating expenses                                                      68,475       53,565      190,036      161,705
General and administrative                                               9,146        8,643       26,974       24,156
Depreciation and amortization                                            3,022        2,729        8,890        8,140
                                                                   -------------------------  ------------------------
                                                                        80,643       64,937      225,900      194,001
                                                                   -------------------------  ------------------------

Operating income                                                         9,895        4,012       20,826       10,837

Interest expense                                                        (1,228)      (1,816)      (4,646)      (5,936)
Loss on early extinguishment of debt                                         -            -       (3,104)           -
Other, net                                                                 361          182          694          745
                                                                   -------------------------  ------------------------

Income before income taxes                                               9,028        2,378       13,770        5,646

Income tax expense                                                      (3,530)        (926)      (5,416)      (2,220)
                                                                   -------------------------  ------------------------

Income before cumulative effect of change in accounting principle        5,498        1,452        8,354        3,426

Cumulative effect of change in accounting principle, net                     -            -            -        8,595
                                                                   -------------------------  ------------------------

Net income                                                         $     5,498        1,452        8,354       12,021
                                                                   =========================  ========================

Income per common share - basic:
  Income before cumulative effect of change in accounting
    principle                                                      $      0.50         0.13         0.76         0.32
  Cumulative effect of change in accounting principle, net                   -            -            -         0.79
                                                                   -------------------------  ------------------------
  Net income                                                       $      0.50         0.13         0.76         1.11
                                                                   =========================  ========================

Income per common share - diluted:
  Income before cumulative effect of change in accounting
    principle                                                      $      0.47         0.13         0.72         0.30
  Cumulative effect of change in accounting principle, net                   -            -            -         0.76
                                                                   -------------------------  ------------------------
  Net income                                                       $      0.47         0.13         0.72         1.06
                                                                   =========================  ========================

Weighted average common shares outstanding:
  Basic                                                             11,034,754   10,921,369   11,020,936   10,873,783
  Diluted                                                           11,634,024   11,296,854   11,536,716   11,272,876
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